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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ARK MANAGEMENT CORP.

                Under Section 805 of the Business Corporation Law


         We, the undersigned, being the President and Secretary, respectively, of ARK MANAGEMENT CORP., hereby certify that:

         1. The name of the Corporation is Ark Management Corp.

         2. The Certificate of Incorporation was filed by the Department of State on January 4, 1983.

         3. The Certificate of Incorporation authorizes the issuance of 200 shares of common stock without par value, of which 60 shares have been issued and of which 140 shares are unissued.

         4. The Certificate of Incorporation is hereby amended pursuant to
Section 801 of the Business Corporation Law to (i) change the name of the Corporation to ARK RESTAURANTS CORP., (ii) change the number of shares which the Corporation shall have authority to issue from 200 shares without par value to 10,000,000 shares with a par value of $.01 per share, (iii) abolish any preemptive right of shareholders to acquire shares or other securities, and (iv) add a provision with respect to indemnification.

         5. To accomplish such amendment:

              (a) Paragraph 1 of the Certificate of Incorporation which refers to the name of the Corporation is hereby deleted in its entirety and the following new Paragraph 1 is substituted in lieu thereof:


                           "1. The name of the Corporation shall be ARK
         RESTAURANTS CORP."





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              (b) Paragraph 4 of the Certificate of Incorporation which refers to the authorized capital of the Corporation is hereby deleted in its entirety and the following new Paragraph 4 is substituted in lieu thereof:

                           "4. The total number of shares which the Corporation shall have the authority to issue is ten million (10,000,000) shares of common stock, with a par value of $.01 per share."

              (c) The following new Paragraphs 6 and 7 are hereby added to the Certificate of Incorporation:

                           "6. No shareholder of this Corporation shall, by reason of his shareholdings, have any preemptive right to purchase, subscribe to, or have first offered to him any shares of any class of the Corporation, presently or subsequently authorized, or any notes, debentures, bonds, or other securities of the Corporation convertible into, or carrying options or warrants to purchase shares of any class, presently or subsequently authorized (whether or not the issuance of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder), other than such rights, if any, as the Board of Directors, in its discretion, from time to time may grant, and at such prices as the Board of Directors in its discretion may fix, and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase shares of any class without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

                           7. The Corporation shall, to the fullest extent permitted by the New York Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any indemnified person may be entitled under any by-laws, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such person."

         6. The manner in which shares shall be changed by reason of the change in the number and the par value of the common stock of the Corporation is as follows: each issued and unissued share of common stock, with no par value, shall, on or after the date of filing of this Certificate in the Department of State, be changed into one share of common stock with a par


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value of $.01 per share. After the filing of this Certificate, the Corporation will have authority to issue 10,000,000 shares of common stock, with a par value of $.01 per share, of which 60 shares will be issued and outstanding and of which 9,999,940 will be authorized but unissued.

         7. This amendment to the Certificate of Incorporation was authorized by the unanimous written consent of the board of directors of the Corporation dated September 23, 1985 and by the unanimous written consent of the holders of all of the outstanding shares of the Corporation entitled to vote thereon dated October 2, 1985.

         IN WITNESS WHEREOF, we have duly executed this Certificate and affirm that the statements contained herein are true under the penalties of perjury this 10th day of October, 1985.


                                       ARK MANAGEMENT CORP.


                                       By: /s/ Michael Weinstein
                                           -------------------------------------
                                           Michael Weinstein, President


                                       By: /s/ Ernest Bogen
                                           -------------------------------------
                                           Ernest Bogen, Secretary


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